     Hartmarx Corporation
     101 North Wacker Drive
     Chicago, Illinois 60606
     312 372-6300


            HARTMARX CORPORATION TO SELL ITS KUPPENHEIMER BUSINESS

                                       Contact: Frank Brenner      312-357-5111
                                       (or)     Adriana Schmeling  212-237-1516

     CHICAGO, May 9, 1995 -- Hartmarx Corporation (NYSE: HMX) today announced that it has agreed to the sale of its Kuppenheimer subsidiary to Kupp Acquisition Corp., formed by a strategic investment group led by Gene Kosack, former president and CEO of NBO Stores, Inc.


     Under the terms of the agreement, Hartmarx will receive $12 million in cash at closing, subject to normal closing adjustments, plus a promissory note in the amount of $2.5 million secured by one of Kuppenheimer's manufacturing facilities. The agreement also provides for Hartmarx to be paid an additional $2.0 million over the next four years. Closing of the sale, currently anticipated to occur in June, 1995, is contingent upon satisfaction of various conditions including the completion of financing arrangements by the purchaser.


     Elbert O. Hand, Chairman and Chief Executive Officer of Hartmarx Corporation, commented, "The sale of Kuppenheimer marks the final chapter in the three year transformation of Hartmarx into the largest quality marketing/manufacturing firm serving the business and casual apparel needs of its consumers."


     "In 1992 Hartmarx Corporation made the strategic decision to focus its energies on its successful marketing companies. With the sale of Kuppenheimer all of the Company's retail units will now have been sold or discontinued. During the past three years we have restored the Company to profitability, reduced debt by 40%, increased shareholders' equity by 82% and completely refinanced the Company's capital structure. Marketing initiatives in golfwear, casualwear and tailored clothing have replaced $80 million of sales to our former retail units with new customers."

     "While we believe that Kuppenheimer has great potential, now is the time to take advantage of an opportunity to redeploy assets into our other marketing and manufacturing businesses. We feel that this agreement to sell the business is the best arrangement for the long-term benefit of both Hartmarx and Kuppenheimer," Mr. Hand concluded.


     Kuppenheimer, headquartered near Atlanta, Georgia, is an integrated manufacturing and direct-to-consumer retailing operation of moderate priced tailored clothing. It operates 91 retail stores supplied by two owned factories. In the fiscal year ended November 30, 1994 Kuppenheimer generated earnings of $1.7 million before interest and taxes on sales of $96 million. Its net assets were $34 million on November 30, 1994.


     In the fiscal year ended November 30, 1994, Hartmarx Corporation reported consolidated sales of $718 million and net earnings of $16.1 million. Hartmarx intends to reflect the Kuppenheimer business as a discontinued operation and prior period results will be restated accordingly. The anticipated effect of this transaction will be charge against equity of approximately $18 million. Cash realized in this transaction will further reduce debt and associated interest expense.


     Hartmarx produces and markets business, casual and golfing apparel under a number of leading brands including Hart Schaffner & Marx, Hickey-Freeman, Austin Reed, Tommy Hilfiger, Nino Cerruti, KM by Krizia, Pierre Cardin, Sansabelt, Jack Nicklaus, Bobby Jones and Barrie Pace through a broad range of channels including fine specialty and leading department stores, value-oriented retailers, mass merchants and direct-mail catalogs.




                                      30